Exhibit 99(d)

                     [PETERS ELWORTHY & MOORE LETTERHEAD]
                        Salisbury House, Station Road
                          Cambridge CB1 2LA England

Our Ref:    PRC/J/5799
Date:.      31 March 1999

NCT Group, Inc.
(formerly Noise Cancellation Technologies, Inc.)
1025 West Nursery Road, Suite 120
Linthicum, MD  21090-2103
USA

Dear Sirs:

We are writing to you with confirmation that the accounts for the year ended 31 December 1998 were audited under auditing standards which are "substantially similar" or "similar in all material respects" to US General Accepted Audit Standards.

Yours faithfully

/s/ PETERS ELWORTHY & MOORE